UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

MAWSON INFRASTRUCTURE GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Beginning on or about October 7, 2025, Mawson Infrastructure Group Inc. (the “Company”) sent the following communication to certain stockholders of the Company.

YOUR VOTE IS IMPORTANT - PLEASE VOTE YOUR SHARES TODAY

Dear Mawson Shareholders,

We hope this message finds you well. This is a friendly reminder that the Mawson Infrastructure Group Annual Meeting of Shareholders will be held on October 15th, and your vote is very important.

As a shareholder, your participation helps shape Mawson’s strategic direction, corporate governance, and long-term growth. Regardless of the size of your holdings, every vote counts.

The Board of Directors unanimously recommends that shareholders vote “FOR” all proposals outlined in the proxy materials. If you have not yet voted, we encourage you to do so today by calling our proxy solicitor, Laurel Hill Advisory Group, toll-free at 888-742-1305 for assistance.

Proposal Summaries

Proposal 1 – Election of Directors

Greg Martin, one of Mawson’s founding Board members, will retire at the end of his term and is not standing for re-election. We thank Greg for his years of dedicated service and leadership.

The Board is pleased to nominate Kathryn Yingling Schellenger to join as Director. Kathryn brings deep expertise in corporate governance, compliance, and leadership, marking the completion of Mawson’s full Board refresh since 2023. Her addition will further strengthen the Board’s oversight and strategic guidance as we continue to move the Company forward.

Proposal 2 – Ratification of Auditors

The Company seeks to ratify the appointment of Wolf & Company as Mawson’s independent registered public accounting firm for the fiscal year. Maintaining independent, audited financials is essential for transparency, growth, and investor confidence.

Proposal 3 – Advisory Vote on Executive Compensation

Shareholders are being asked to approve, on an advisory basis, the compensation of Mawson’s executive officers—whose leadership and efforts have been critical to stabilizing operations and driving future progress.

Proposal 4 – Reverse Stock Split

This proposal would authorize a reverse stock split to help restore compliance with Nasdaq’s $1.00 minimum bid price requirement.

Following the filing of an involuntary bankruptcy petition against the Company, Mawson’s share price declined below Nasdaq’s minimum threshold. The Company has since taken strong legal and operational actions, including successful motions for sanctions and other remedies against the petitioners. Currently there is filed with the bankruptcy court a motion to dismiss the involuntary petition, with a hearing for the motion to dismiss scheduled for October 21, 2025. Approval of this proposal would assist Mawson in regaining compliance, protect shareholder value, and preserve liquidity.

Proposal 5 – Adjournment of the Annual Meeting

This would allow the Company to adjourn the meeting, if necessary, to solicit additional votes required to approve the proposals above.

Your vote is essential to Mawson’s continued progress. Voting FOR all five proposals will help ensure the Company remains on track toward stability, growth, and enhanced shareholder value.

Thank you for your time, support, and continued investment in Mawson Infrastructure Group.

Sincerely,

Kaliste Saloom
Interim Chief Executive Officer,
General Counsel & Corporate Secretary

Ryan Costello
Chairman

3